HSBC USA INC. [●] 5 Year Best Of Airbag Notes Linked to the S&P 500® Index
Filed Pursuant to Rule 433
Registration No. 333-133007
March 11, 2009

FREE WRITING PROSPECTUS
(To Prospectus dated April 5, 2006,
Prospectus Supplement dated October 12, 2007,
 Product Supplement dated November 6, 2008
and Prospectus Addendum dated December 12, 2007)

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. Terms used in this free writing prospectus are described or defined in the product supplement, prospectus supplement and the prospectus.  The notes offered will have the terms described in the product supplement, prospectus supplement and the prospectus.  All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these best of airbag notes. The notes are not principal protected, and you may lose some or all of your initial investment.
This free writing prospectus relates to an offering of notes. The purchaser of a note will acquire a security linked to the reference asset described below. Although the offering relates to the reference asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or any component security included in the reference asset or as to the suitability of an investment in the related notes. The following key terms relate to the offering of notes:

•	Principal Amount:	$1,000 per note.
•	Reference Asset:	The S&P 500® Index (“SPX”) (the “reference asset”)
•	Trigger Event:	A trigger event occurs if, at any time during the observation period, the reference level (as defined below) is less than the barrier level.
•	Barrier Level:	[●], equal to 50.00% of the initial level.
•	Contingent Minimum Return:	[33.00 to 36.00]% (to be determined on the trade date).
•	Principal Amount:	$1,000 per note.
•	Trade Date:	March 18, 2009
•	Pricing Date:	March 18, 2009
•	Original Issue Date:	April 1, 2009
•	Final Valuation Date:	March 18, 2014, subject to adjustment as described herein and in the accompanying product supplement.
•	Maturity Date:
10 business days after the final valuation date and is expected to be April 1, 2014.  The maturity date is subject to further adjustment as described under “Market Disruption Events” herein and under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

•	Observation Period:	The period beginning on and including the pricing date and ending on and including the final valuation date.
•	Payment at Maturity:	For each note, the cash settlement value.
•	Cash Settlement Value:
If a trigger event has occurred, you will receive a cash payment on the maturity date that will reflect the performance of the reference asset. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Reference Return)

If a trigger event has occurred and the final level is less than the initial level, you will lose some or all of your investment. This means that if the reference return is -100.00%, you will lose your entire investment.

If a trigger event has not occurred, you will receive a cash payment on the maturity date that will reflect the performance of the reference asset, subject to the contingent minimum return. If a trigger event has not occurred, your payment at maturity per $1,000 principal amount note will equal $1,000 plus the product of (a) $1,000 multiplied by (b) the greater of (i) the reference return and (ii) the contingent minimum return.

•	Reference Return:	The quotient, expressed as a percentage, of (i) the final level minus the initial level divided by (ii) the initial level, expressed as a formula:
Final Level – Initial Level Initial Level
•	Initial Level:	The official closing level of the reference asset as determined by the calculation agent on the pricing date.
•	Final Level:	The official closing level of the reference asset as determined by the calculation agent on the final valuation date.
•	Reference Level:
The level of the reference asset at any time during the regular trading session hours on any day during the observation period, without regard to pre-open or after hours trading outside such regular trading session. The reference level will be determined by the calculation agent by reference to Bloomberg Professional® service page “SPX <Index>”.

•	Official Closing Level:	The closing level of the reference asset on any scheduled trading day (as defined herein) as determined by the calculation agent and displayed on Bloomberg Professional® service page “SPX <INDEX>”.
•	CUSIP/ISIN:	4042K0WD3/[●]
•	Agent’s Discount per Note / Total:	[●]
•	Proceeds to Us per Note / Total:	[●]
•	Form of notes:	Book-Entry.
•	Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-4 of this document, page PS-4 of the product supplement and page S-3 of the prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this free writing prospectus, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.
The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.  We may use this free writing prospectus in the initial sale of notes.  In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this free writing prospectus in market-making transactions in any notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this free writing prospectus is being used in a market-making transaction.
We have appointed HSBC Securities (USA) Inc. as agent for the sale of the notes.  HSBC Securities (USA) Inc. will offer the notes to investors directly or through other registered broker-dealers.

HSBC SECURITIES (USA) INC. March 11, 2009

SUMMARY

General Terms

This free writing prospectus relates to one note offering linked to the reference asset identified on the cover page.  The purchaser of a note will acquire a security linked to a single reference asset.   We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part.  Although the offering of notes relates to the reference asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or any component security included in the reference asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007, the prospectus addendum of December 12, 2007, and the product supplement dated November 6, 2008.  All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these best of airbag notes.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-4 of this free writing prospectus, page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.  As used herein, references to “HSBC,” “we,” “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement, product supplement and a prospectus addendum) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum, product supplement and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420408061482/v130941_424b2.htm

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

•	the prospectus addendum at www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

Settlement

We expect that the delivery of the notes will be made against payment therefor on or about the original issue date specified on the cover page of this free writing prospectus, which will be the tenth business day following the trade date of the notes (the settlement cycle being referred to as “T+10”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

Payment at Maturity

On the maturity date, for each note, we will pay you the cash settlement value, which is an amount in cash based on the reference return, as described below:

•
If a trigger event has occurred, you will receive a cash payment on the maturity date that will reflect the performance of the reference asset. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Reference Return);
If a trigger event has occurred and the final level is less than the initial level, you will lose some or all of your investment. This means that if the reference return is -100.00%, you will lose your entire investment; and

•
If a trigger event has not occurred, you will receive a cash payment on the maturity date that will reflect the performance of the reference asset, subject to the contingent minimum return. If a trigger event has not occurred, your payment at maturity per $1,000 principal amount note will equal $1,000 plus the product of (a) $1,000 multiplied by (b) the greater of (i) the reference return and (ii) the contingent minimum return.

Trigger Event

A trigger event occurs if, at any time during the observation period, the reference level is less than the barrier level.

Interest

The notes will not bear interest.

Expenses

We estimate that we will spend approximately $[5,000] for printing, trustee and legal fees and other expenses allocable to the offerings for each offering of notes.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

Reference Sponsor

Standard & Poor’s is the reference sponsor.

INVESTOR SUITABILITY
The notes may be suitable for you if:
♦    You believe the level of the reference asset will increase or decrease moderately—meaning that you believe the level of the reference asset will not decline below the barrier level at any time during the observation period.
♦    You are willing to make an investment that is exposed to downside performance of the reference asset on a 1 to 1 basis in the event that a trigger event occurs.
♦    You are willing to forego dividends paid on the stocks included in the reference asset.
♦    You do not seek current income from this investment.
♦    You do not seek an investment for which there is an active secondary market.
♦    You are willing to hold the notes to maturity.

The notes may not be suitable for you if:
♦    You believe the level of the reference asset will decline below the barrier level at any time during the observation period.
♦    You are unwilling to make an investment that is exposed to downside performance of the reference asset on a 1 to 1 basis in the event that a trigger event occurs.
♦    You seek an investment that is 100% principal protected.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You prefer to receive the dividends paid on any stocks included in the reference asset.
♦    You seek current income from this investment.
♦    You seek an investment for which there will be an active secondary market.
♦    You are unable or unwilling to hold the notes to maturity.

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RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page PS-4 of the product supplement.  Investing in the notes is not equivalent to investing directly in the reference asset or the securities comprising the reference asset.  You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus supplement, product supplement and prospectus.

As you review “Risk Factors” in the accompanying prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”; and

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset.”

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are Not Fully Principal Protected and Your Protection May Terminate at Any Time During the Observation Period.

If the reference level at any time during the observation period declines below the barrier level, you will at maturity be fully exposed to any decline in the level of the reference asset. Under these circumstances, if the final level is less than the initial level, you will lose 1% of the principal amount of your investment for every 1% decrease in the final level as compared to the initial level. You will be subject to this potential loss of principal even if the level of reference asset subsequently increases such that the reference level is greater than the barrier level. As a result, you may lose some or all of your investment.  Your return on the notes may not reflect the return you would receive on a conventional fixed or floating rate debt instrument with a comparable term to maturity issued by HSBC or any other issuer with a similar credit rating.

Your Ability to Receive the Contingent Minimum Return may Terminate at Any Time During the Observation Period.

If the reference level at any time during the observation period declines below the barrier level, you will not be entitled to receive the protection provided by the contingent minimum return on the notes. Under these circumstances, you may lose some or all of your investment at maturity and will be fully exposed to any decline in the level of the reference asset.

Whether a Trigger Event Occurs is Based on Intra-Day Levels of the Reference Asset, Not Only Closing Levels of the Reference Asset.

The reference level, which is used to determine whether a trigger event has occurred, is based on intra-day levels of the reference asset, not only closing levels of the reference asset.  Therefore, because the intra-day low levels may be less than or equal to the closing levels, it is more likely that a trigger event will occur than if the reference level were based solely on closing levels of the reference asset.

The Notes will not be Listed on any Securities Exchange or Quotation System.

One of our affiliates intends to offer to purchase the notes in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which one of our affiliates is willing to buy the notes.

The Notes will not Bear Interest.

As a holder of the notes, you will not receive interest payments.

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Changes that Affect the Reference Asset Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.

The policies of the publisher, sponsor or compiling authority for the reference asset (the “reference sponsor”) concerning additions, deletions and substitutions of the constituents included in the reference asset and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in the reference asset may affect the level of the reference asset.  The policies of the reference sponsor with respect to the calculation of the reference asset could also affect the level of the reference asset.  The reference sponsor may discontinue or suspend calculation or dissemination of the reference asset.  Any such actions could affect the value of the notes.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

The Notes are Not Insured by Any Governmental Agency of the United States or Any Other Jurisdiction.

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the notes is subject to the credit risk of the Issuer, and in the event that the Issuer is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the notes. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Uncertain Tax Treatment.

For a complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

ILLUSTRATIVE EXAMPLES

The following examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the reference asset relative to its initial level.  We cannot predict the final level of the reference asset on the final valuation date.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical initial level used in the illustrations below is not the actual initial level of the reference asset.  You should not take these examples as an indication or assurance of the expected performance of the reference asset. With respect to the notes, the cash settlement value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the examples below have been rounded for ease of analysis.

The following examples indicate how the cash settlement value would be calculated with respect to a hypothetical $1,000 investment in the notes.  These examples assume the notes are held to maturity, an initial level of 700.00, a barrier level of 350.00, and a contingent minimum return of 34.50%.

Example 1:  A trigger event has not occurred, and the level of the reference asset increases from the initial level of 700.00 to a final level of 840.00.

Reference Asset
Initial Level	700.00
Final Level	840.00
Reference Return	20.00%
Cash Settlement Value:	$1,345.00

Here, the reference return is 20.00%.

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Because a trigger event has not occurred, the cash settlement value equals the principal amount of the note plus the product of (a) the principal amount multiplied by (b) the greater of (1) the reference return and (2) the contingent minimum return.  Accordingly, at maturity, the cash settlement value in this example would equal $1,000.00 plus (a) $1,000.00 multiplied by (b) 34.50%.  Therefore, the notes would pay $1,345.00 at maturity.

Example 1 shows that you are assured the return of your principal investment plus no less than the contingent minimum return when a trigger event has not occurred.

Example 2:  A trigger event has not occurred, and the level of the reference asset decreases from the initial level of 700.00 to a final level of 595.00.

Reference Asset
Initial Level	700.00
Final Level	595.00
Reference Return	-15.00%
Cash Settlement Value:	$1,345.00

Here, the reference return is -15.00%.

Because a trigger event has not occurred, the cash settlement value equals the principal amount of the note plus the product of (a) the principal amount multiplied by (b) the greater of (1) the reference return and (2) the contingent minimum return.  Accordingly, at maturity, the cash settlement value in this example would equal $1,000.00 plus (a) $1,000.00 multiplied by (b) 34.50%.  Therefore, the notes would pay $1,345.00 at maturity.

Example 2 illustrates how you are protected by the contingent minimum return in the event that the reference return is negative but no trigger event has occurred.

Example 3:  A trigger event has not occurred, and the level of the reference asset increases from the initial level of 700.00 to a final level of 980.00.

Reference Asset
Initial Level	700.00
Final Level	980.00
Reference Return:	40.00%
Cash Settlement Value:	$1,400.00

Here, the reference return is 40.00%.

Because a trigger event has not occurred, the cash settlement value equals the principal amount of the note plus the product of (a) the principal amount multiplied by (b) the greater of (1) the reference return and (2) the contingent minimum return.  Accordingly, at maturity, the cash settlement value in this example would equal $1,000.00 plus (a) $1,000.00 multiplied by (b) 40.00%.  Therefore, the notes would pay $1,400.00 at maturity.

Example 3 shows that where the reference return is greater than the contingent minimum return, you will participate in the full positive performance of the reference asset and receive a return at maturity greater than the contingent minimum return.

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Example 4:  A trigger event has occurred, and the level of the reference asset decreases from the initial level of 700.00 to a final level of 630.00.

Reference Asset
Initial Level	700.00
Ending level	630.00
Reference Return:	-10.00%
Cash Settlement Value:	$900.00

Here, the reference return is -10.00%.

Because a trigger event has occurred, you will participate fully in the performance of the reference asset over the term of the notes.  Accordingly, at maturity, the cash settlement value would be equal to $900.00, and you would suffer a loss of 10.00% of your principal amount.

Example 4 shows that you may lose some or all of the principal amount of your notes if a trigger event occurs and the reference return is negative.

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Sensitivity Analysis – Hypothetical payment at maturity for each $10,000 principal amount of notes.

The table below illustrates the payment at maturity (including, where relevant, the payment in respect of the reference return) on a $10,000 investment in notes for a hypothetical range of performance for the reference return from -100% to +100%. The following results are based solely on the assumptions outlined below.  You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. You should not take the below illustration as an indication or assurance of the expected performance of the reference asset or return of the notes.

Assumptions:

•	Principal Amount:	$10,000
•	Initial Level:	700.00
•	Barrier Level:	350.00, equal to 50.00% of the Initial Level
•	Contingent Minimum Return:	34.50%

The notes are intended to be long term investments and, as such, should be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where the level of the reference asset has appreciated since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

Final Level	Reference Return	Total Return
		Trigger Event Has Not Occurred(1)	Trigger Event Has Occurred(2)
1,260.00	80.00%	80.00%	80.00%
1,155.00	65.00%	65.00%	65.00%
1,050.00	50.00%	50.00%	50.00%
980.00	40.00%	40.00%	40.00%
910.00	30.00%	34.50%	30.00%
840.00	20.00%	34.50%	20.00%
805.00	15.00%	34.50%	15.00%
770.00	10.00%	34.50%	10.00%
742.00	6.00%	34.50%	6.00%
735.00	5.00%	34.50%	5.00%
707.00	1.00%	34.50%	1.00%
700.00	0.00%	34.50%	0.00%
665.00	-5.00%	34.50%	-5.00%
630.00	-10.00%	34.50%	-10.00%
595.00	-15.00%	34.50%	-15.00%
560.00	-20.00%	34.50%	-20.00%
490.00	-30.00%	34.50%	-30.00%
420.00	-40.00%	34.50%	-40.00%
350.00	-50.00%	34.50%	-50.00%
280.00	-60.00%	N/A	-60.00%
210.00	-70.00%	N/A	-70.00%
140.00	-80.00%	N/A	-80.00%
70.00	-90.00%	N/A	-90.00%
0.00	-100.00%	N/A	-100.00%

(1)	The reference level has not declined, as compared to the initial level, by more than 50.00% at any time during the observation period.

(2)	The reference level has declined, as compared to the initial level, by more than 50.00% at any time during the observation period

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DESCRIPTION OF THE REFERENCE ASSET

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the reference asset or any of the securities comprising the reference asset.  All disclosures contained in this free writing prospectus regarding a reference asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any reference asset or any constituent included in any reference asset contained in this free writing prospectus.  You should make your own investigation into each reference asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The S&P 500® Index

We have derived all information relating to the S&P 500® Index (the “SPX”), including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”).  S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

S&P publishes the SPX.

The SPX is a capitalization weighted index and is intended to provide an indication of the pattern of common stock price movement.  The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of March 10, 2009, 412 companies, or 82.40% of the reference asset, traded on the New York Stock Exchange and 88 companies, or 17.60% of the SPX, traded on The Nasdaq Stock Market.  S&P chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange (the “NYSE”), which S&P uses as an assumed model for the composition of the total market.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.  Ten main groups of companies comprise the SPX with the number of companies included in each group, as of March 10, 2009, indicated in parentheses: Industrials (59), Utilities (34), Telecommunication Services (9), Materials (29), Information Technology (75), Energy (39), Consumer Staples (41), Consumer Discretionary (79), Health Care (54) and Financials (81)..  Changes in the SPX are reported daily in the financial pages of many major newspapers, on the Bloomberg Financial Service under the symbol “SPX” and on S&P website (http://www.spglobal.com).  Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.  The SPX does not reflect the payment of dividends on the stocks included in the SPX.

Computation of the SPX

S&P currently computes the SPX as of a particular time as follows:

(i)	the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);

(ii)	the market values of all component stocks as of that time are aggregated;

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(iii)	the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(iv)	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

(v)	the current aggregate market value of all component stocks is divided by the base value; and

(vi)	the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the SPX, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the SPX.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,

•	the granting to shareholders of rights to purchase additional shares of stock,

•	the purchase of shares by employees pursuant to employee benefit plans,

•	consolidations and acquisitions,

•	the granting to shareholders of rights to purchase other securities of the company,

•	the substitution by S&P of particular component stocks in the SPX, and

•	other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value  X  New Market Value  = New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the SPX.

In addition, S&P standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the SPX and an SPX component’s market value.

License Agreement with Standard & Poor’s (“S&P”):

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by S&P, a division of The McGraw-Hill Companies, Inc. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in notes generally or in the S&P 500® particularly or the ability of the S&P 500® to track general stock market performance.  S&P’s only relationship to HSBC (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500® which is determined, composed and calculated by S&P  without regard to HSBC or the notes.  S&P has no obligation to take the needs of HSBC or the holders of the notes into consideration in determining, composing or calculating the S&P 500®.  S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to initially be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

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STANDARD AND POOR’S DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500®, OR ANY DATA INCLUDED THEREIN AND STANDARD AND POOR’S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  STANDARD AND POOR’S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY HSBC, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® OR ANY DATA INCLUDED THEREIN.  STANDARD AND POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD AND POOR’S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S®”, “S&P®”, “S&P 500®”, “STANDARD & POOR'S 500”, AND “500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC.  THE FOREGOING MARKS HAVE BEEN LICENSED FOR USE BY HSBC USA INC.  THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR'S AND STANDARD & POOR'S MAKES NO REPRESENTATION, WARRANTY, OR CONDITION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

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Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the reference asset based on the weekly historical closing levels from January 3, 2004 through March 10, 2009.  The closing level for the reference asset on March 10, 2009 was 719.60. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.  Historical levels of the reference asset should not be taken as an indication of future performance, and no assurance can be given that the level of the reference asset will increase relative to the initial level during the term of the notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of certain of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

CERTAIN ERISA CONSIDERATIONS

We urge you to read and consult “Certain ERISA Considerations” in the prospectus supplement.

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You should only rely on the information contained in this free writing prospectus, the accompanying prospectus supplement, product supplement, prospectus addendum and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying prospectus supplement, product supplement, prospectus addendum and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This free writing prospectus, the accompanying prospectus supplement, product supplement, prospectus addendum and prospectus are not an offer to sell these notes, and these documents are not soliciting an offer to buy these notes, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying product supplement, prospectus supplement, prospectus addendum and prospectus is correct on any date after their respective dates.

		HSBC USA Inc. $[●] Best Of Airbag Notes Linked to the S&P 500® Index March 11, 2009 FREE WRITING PROSPECTUS
TABLE OF CONTENTS
Free Writing Prospectus
Summary	FWP-2
Reference Sponsor	FWP-3
Investor Suitability	FWP-3
Risk Factors	FWP-4
Illustrative Examples	FWP-5
Description of the Reference Asset	FWP-9
Certain U.S. Federal Income Tax Considerations	FWP-12
Certain ERISA Considerations	FWP-12
Product Supplement
Notice to Investors	PS-1
Product Supplement Summary	PS-1
Risk Factors	PS-4
Pricing Supplement Overview	PS-7
Valuation of the Notes	PS-7
Hypothetical Examples	PS-10
Specific Terms of the Notes	PS-19
Certain U.S. Federal Income Tax Considerations	PS-24
Events of Default and Acceleration	PS-25
Information Regarding the Reference Asset and Reference Issuers	PS-25
Certain ERISA Considerations	PS-25
Validity of the Notes	PS-25
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-13
Description of Notes	S-14
Sponsors or Issuers and Reference Asset	S-25
Use of Proceeds and Hedging	S-26
Certain U.S. Federal Income Tax Considerations	S-26
Supplemental Plan of Distribution	S-38
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59

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